Exhibit 10.1
August 7, 2006
Personal and Confidential
DAVID J. NASCA
54 Lanoche Ct.
Williamsville, New York 14221
Dear David:
     On behalf of the search committee and the board of Evans National Bank, we are delighted to offer you the position of President of Evans Bancorp, Inc. and Evans National Bank effective December 1, 2006. This letter outlines your compensation package, and the particulars of the positions, as follows:
1. Your base salary will be $200,000.
2. On August 15, 2006, you will be elected to the Board of Directors of Evans Bancorp, Inc. and Evans National Bank, to be effective September 1, 2006. Thereafter you will be appointed to all committees of both Boards to which you are eligible, under applicable laws and rules and you will be paid board and committee fees until December 1, 2006. As such, we would ask that you actively participate in the CFO search. New membership on the Board of Directors of Evans Bancorp., Inc. is conditional upon ownership of $10,000 of company stock. I would ask that you purchase this stock as soon as possible after the public announcement of your appointment. Please call me if this presents a problem.
3. Upon Jim’s retirement as CEO on April 1, 2007 you will also assume that position.
4. Your performance appraisal and bonus review is on a calendar year. Your annual bonus is subjective as it relates to the strategic plan and execution of the boards’ strategic blueprint and is subject to Board approval. Your first performance appraisal will be January 1, 2008.
5. You will receive a car allowance of $700 per month and reimbursement for your Brookfield Country Club dues and business expenses.
6. The bank will pay for other trade associations and professional memberships.
7. You will receive a full value grant of 2,500 shares of Evans Bancorp, Inc. common stock as soon as practicable on or after April 1, 2007. (The exact nature and terms of the grant will be determined prior to April 1, 2007.)
8. You will be eligible for the supplemental employee retirement plan [SERP] upon completion of 5 years of service to the bank.
9. You are eligible for the deferred compensation plan. The plan allows you to defer up to 100% of your compensation, 1 year waiting period to enroll with 100% vesting; rate of interest is prime + 1%.
10. You are eligible for the 401K plan. Participation is immediate for personal deferral plus company contribution after 1 year of service equal to 1% of base pay regardless of employee deferral plus 25% of first 4% of employee deferral.
11. You are eligible for the defined benefit pension plan. The first enrollment date is one year after service; benefit is 1% average compensation (W-2 earnings) for each year of service up to 30 years based on 5 year highest average of the last ten (10) years.
12. You will be covered by life insurance for 2 times your annual salary.
13. You are eligible for short term disability at full salary for the first 6 months. Long term disability covers a specified percentage of your salary to normal retirement age.
14. You are eligible for the employee stock purchase plan after 1 year of service. The plan allows you to defer up to 15% of your base salary.
15. You will be eligible for four weeks of paid vacation each year including 5 personal days and the customary bank holidays. This benefit will accrue on January 1, 2007.
16. The Bank will pay 60% of health insurance premiums for core plan. Eligibility is 1st of the month after completion of 30 days of employment.
     As you know, your employment is contingent upon a satisfactory background investigation and blood test which should be completed shortly, as well as formal board approval which we anticipate will occur on August 15, 2006. Immediately after August 15, 2006 we will prepare a 5-year employment contract, renewable annually, which will formally set forth all of the terms and conditions of your employment.
     If the above is agreeable to you, please execute and return a copy of this letter to me prior to August 15, 2006.
     I am extremely pleased that we have reached this juncture in our selection process and that you have decided to join our company. We all look forward to working with you for many years. We discussed that you will begin the transition process shortly after Labor Day; in the interim, please do not hesitate to call me or Jim if you have any questions or concerns.
          My kindest personal regards.

Sincerely,
/s/ Phillip Brothman

Phillip Brothman Chairman of the Board, Evans Bancorp, Inc. and Evans National Bank

cc:	James Tilley
James Biddle
Nancy Ware
I hereby agree to and accept the
terms of this letter.
Dated this 14th day of August, 2006.
/s/ David J. Nasca
David J. Nasca